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                                                    Exhibit 10.35



                    CONFIDENTIALITY AGREEMENT


This Confidentiality Agreement, entered into as of October 3, 1997, is executed by NRG Generating (U.S.) Inc. ("NRGG"), a corporation organized under the laws of the State of Delaware, the address of which is set forth at the end of this Agreement, and NRG Energy, Inc. ("Energy"), a corporation organized under the laws of the State of Delaware, the address of which is set forth at the end of this Agreement. NRGG and Energy are referred to individually as a "Party" and collectively as the "Parties."


                            RECITALS

A.   The Parties are both party to that certain Co-Investment
     Agreement, dated as of April 30, 1996 (the "Co-Investment
     Agreement"), pursuant to which they will be potentially investing together in projects.

B. The Parties, for their mutual benefit and in furtherance of these projects, may exchange Confidential Information (as defined below) in the course of their relationship.

C. The Parties which to define their respective rights and obligations with respect to such Confidential Information.


                            AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

19. As used herein, the term "Confidential Information" means information which is of a non-public, proprietary or confidential nature to the disclosing Party, including all reports and analyses, technical and economic data, studies, forecasts, trade secrets, research or business strategies, financial or contractual proposals or information or other written or oral information. Confidential Information may be in any form whatsoever, including writings, computer programs, logic diagrams, component specifications, drawings or other media. All information disclosed by either Party to the other, whether orally (provided, however, that information disclosed orally must be reduced to written form and marked confidential within five business days), in writing, by inspection or otherwise, shall be deemed to be Confidential Information unless otherwise expressly agreed in writing by the Party disclosing such information, or unless excluded pursuant to paragraph 2 below.

20. Notwithstanding the provisions of paragraph 1, the term "Confidential Information" shall not include, and neither Party shall be under any obligation to maintain in confidence or not use, any information (or any portion thereof) disclosed to it by the other Party to the extent that such information:


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(i)  is in the public domain at the time of disclosure; or

(ii) following disclosure, becomes generally known or available through no fault or omission on the part of the receiving
     Party; or

(iii) is known, or becomes known, to the receiving Party from persons not known by the receiving Party to be under an obligation of secrecy (whether legal or contractual) to the disclosing Party; or

(iv) is independently developed by the receiving Party without violating any of its obligations under this Agreement; or

(v) is legally required to be disclosed by judicial or other governmental action; provided, however, that prompt notice of such judicial or other governmental action shall have been given to the disclosing Party and that the disclosing Party shall be afforded the opportunity (consistent with the legal obligations of the receiving Party) to exhaust all reasonable legal remedies to maintain the Confidential Information in confidence; or

(vi) which the disclosing Party approved for release by written authorization to the receiving Party; or

(vii) which is already in the receiving Party's possession at the time of disclosure and which was not acquired by the receiving Party directly or indirectly from the disclosing
     Party on a confidential basis.

Specific information shall not be deemed to be within the exceptions of subparts (i) or (iv) above merely because it is included in a document which contains information within such exceptions.

21. The Confidential Information (i) may be used by the receiving Party solely in connection with business between the Parties, as a result of which the Parties have caused this Agreement to be executed, and (ii) will be kept confidential and not disclosed by the receiving Party to any other person, except that Confidential Information may be disclosed to any of the receiving Party's affiliates, directors, officers, employees, attorneys, accountants, consultants, potential lenders or underwriters, advisors and agents (collectively, its "Representatives") who require access to such information in connection with the evaluation of potential business transactions between the Parties.
     Each of the Parties agrees that any of its Representatives to whom Confidential Information is disclosed will be informed of the confidential or proprietary nature thereof and of the receiving Party's obligations under this Agreement, and that each Party shall be responsible for any use or disclosure of Confidential Information by any of its Representatives.

22. NRGG shall not: (i) directly or indirectly solicit business from the principal host project energy customer, or any affiliate thereof, of any project that has been presented to the NRGG Board or NRGG Management as an opportunity in which NRGG may acquire an

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     ownership interest or been offered to NRGG in writing (any such project "an offered project"); (ii) solicit business from any project energy customer of an offered project which business is in competition and inconsistent with an offered project; (iii) during the period in which NRGG is evaluating whether it intends to purchase an interest in an offered project, contact any project participant without the prior notification, consent and coordination of the contact with the designated representatives of Energy; or (iv) after the period in which NRGG is evaluating whether it intends to purchase an interest in an offered project, contact any project participant concerning such project without the prior notification, consent and coordination of the contact with the designated representatives of Energy, unless NRGG has acquired an ownership interest in such project. During the period in which NRGG is evaluating purchasing an interest in an offered project, Energy shall promptly and completely disclose information reasonably required by NRGG related to such project, and Energy shall use reasonable efforts to facilitate such meetings with project participants as are reasonably necessary to obtain such information once a good faith indication of interest has been made by NRGG. Energy shall have no obligation to facilitate meetings with project participants prior to the time that Energy has made an Offer of a project as defined in section 2.2(a) of the Co-investment Agreement. For the purposes of this Agreement-

          "principal host project energy customer" shall not include (x) an electric utility company, (y) a power marketer, or (z) an existing purchaser of energy from a project in which any NRGG subsidiary has an ownership interest as of the date of this Agreement.

          "affiliate" of a principal host project energy customer shall mean any partnership, joint venture, or corporation (any of which, including the principal project host energy customer, being a "person") controlling, controlled by, or under common control with, such customer, provided that control shall mean the ownership of fifty percent (50%) or more of the outstanding voting or ownership shares or ownership interests of the person in question.

23. The Parties agree that: (i) all rights to Confidential Information disclosed pursuant to this Agreement are reserved to the disclosing Party, (ii) nothing in this Agreement shall diminish or restrict in any way the rights that each Party has to conduct its business or to disclose its own Confidential Information to third parties; and (iii) no license or conveyance of any rights relating to the Confidential Information is granted or implied by either Party to the other.

24.  This Agreement shall continue in effect until the earlier of
     (i) one year from the date hereof, or (ii) termination of the Parties' business relationship. The obligations of confidentiality contained herein and the obligations set forth in Section 4 herein shall survive and continue for a period of two years after expiration or termination the Co-Investment Agreement.

25. Nothing in this Agreement shall obligate either Party to disclose any Confidential Information about itself to the other Party, and any disclosure of Confidential Information

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     shall be at the disclosing Party's sole discretion.  This
     Agreement does not constitute a commitment or promise by either Party to proceed with any transaction. All agreements, representations, warranties, covenants and conditions with respect thereto will be set forth in a separate written agreement to be negotiated, and if agreement can be reached, executed by the Parties.

26. Upon a disclosing Party's request, the receiving Party shall return to the disclosing Party as promptly as practicable, but in any event within thirty (30) days, all Confidential Information received from the disclosing Party in the possession of the receiving Party or its Representatives, but may retain one copy of such Confidential Information, all notes and documents compiled using the Confidential Information and such records as are necessary for securities disclosure and tax positions.

27. This Agreement embodies all of the understandings between the Parties hereto concerning the subject matter hereof, and merges all prior discussions and writings between them as to confidentiality of information other than as expressly provided in this Agreement, or as duly set forth subsequent to the date hereof in writing and signed by both Parties. This Agreement may not be assigned by either Party without the prior written consent of the other Party except in connection with the sale of all or substantially all of the business or assets of the assigning Party.

28. Without prejudice to the rights and remedies otherwise available to the disclosing Party, the disclosing Party will be entitled to equitable relief by way of injunction if there is a breach or threat of a breach of any of the provisions of this Agreement by the receiving Party. The Parties agree and acknowledge that damages would not be an adequate remedy in the event of a breach of this Agreement.

29. In no event shall either Party have liability for any consequential, indirect, punitive or other extraordinary damages.

30. This Agreement shall not be governed by the laws of the State of Minnesota, excluding its conflict of law rules.

31. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

32. The provisions of this Agreement are severable, and if any one or more of such provisions is determined to be judicially unenforceable, the remaining provisions shall nevertheless be binding and enforceable.

33. No third party shall become a Party or beneficiary to this Agreement, except with the prior written consent of all then-existing Parties to this Agreement.

34. The prevailing party in any dispute or litigation arising in connection with this Agreement shall be entitled to recover its reasonable attorneys' fees and costs.

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IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first set forth above.


Addresses:

NRG Generating (U.S.) Inc.         NRG GENERATING (U.S.) INC.
1221 Nicollet Mall
Suite 610                          By: /s/ Robert T. Sherman, Jr.
Minneapolis, MN  55403-2445        Title: President


NRG Energy, Inc.                   NRG ENERGY, INC.
1221 Nicollet Mall
Suite 700                          By: /s/ David H. Peterson
Minneapolis, MN  55403-2445        Title: Chairman, President &
CEO


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